EX-99.a.5

GPS Funds I

Officer’s Certificate

THE UNDERSIGNED, Vice President and Treasurer of GPS Funds I (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following resolutions regarding the establishment and designation of a series of the Trust, as well as the changes to the name of the Trust and each of its series were duly adopted by the GPS Funds I Board of Trustees on September 2, 2010, December 6, 2010, and March 2, 2011 at duly constituted meetings of the Board:

Approval of the Establishment and Designation of the Series, September 2, 2010

RESOLVED, that pursuant to Article III, Section 6 of the Agreement and Declaration of Trust (the “Declaration of Trust”) of AssetMark Funds (the “Trust”), one additional series of shares be, and hereby is, established and designated as New Series; and it is further

RESOLVED, that an unlimited number of shares of beneficial interest (without par value) are hereby allocated to New Series; and it is further

RESOLVED, that the shares of New Series shall have the same relative rights, powers, and duties as other shares of the existing series of the Trust (the “Funds”), as set forth in the Declaration of Trust, and as described in Article III, Section 6 thereof.

Approval of Changes to Fund Name, March 2, 2011 (unanimous written consent)

RESOLVED, that the change in the name of the Fund to GuideMark Opportunistic Equity Fund , as indicated below, be, and it hereby is, approved; and it is further

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to take such actions as they, in consultation with counsel, shall deem necessary or appropriate to implement the foregoing resolutions, including the preparation and execution of any additional documents, certificates and other papers, the filing of such documents as may be necessary with the U.S. Securities and Exchange Commission or other appropriate authorities, and amending certain agreements into which the Trust has entered.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 24th day of March 2011.

GPS Funds I

By: /s/ Strarr E. Frohlich_______________
Starr E. Frohlich
Vice President and Treasurer